Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Steven Rubis
	(347) 489-6602	(702) 407-6462
Caesars Entertainment Reports Fourth Quarter and Full Year 2018 Results
Announced New Partnerships with the NFL and Turner Broadcasting
Opened Caesars Bluewaters Dubai and Introduced Plans for Caesars Republic in Scottsdale, Arizona
Recorded Strong Performance for Centaur in the Fourth Quarter
Rebranded Industry-Leading Total Rewards Loyalty Program to Caesars Rewards
LAS VEGAS, February 21, 2019 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported fourth quarter and full-year 2018 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Fourth Quarter GAAP Highlights

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Fourth quarter net revenues increased 11.3%, or $214 million, from $1.90 billion to $2.12 billion, primarily due to inclusion of the results of Centaur Holdings, LLC (“Centaur”), which was acquired during the third quarter, and an additional five days of results of CEOC, LLC (“CEOC”), which emerged from bankruptcy on October 6, 2017.

•
Fourth quarter net income decreased 90.1%, or $1.81 billion, from $2.00 billion to $198 million, primarily as a result of a large nonrecurring tax benefit recognized in the fourth quarter of 2017 relating to U.S. tax reform and CEOC’s emergence from bankruptcy.

Fourth Quarter Enterprise-wide Highlights (Non-GAAP)

•	Enterprise-wide fourth quarter net revenues increased 7.4%, or $145 million, from $1.97 billion to $2.12 billion.

•	Enterprise-wide fourth quarter adjusted EBITDAR increased 12.1%, or $61 million, from $506 million to $567 million.

•	Enterprise-wide fourth quarter adjusted EBITDAR margin increased 110 basis points to 26.8%.

•
Enterprise-wide Las Vegas fourth quarter net revenues increased 7.8%, or $69 million, from $880 million to $949 million. Enterprise-wide Las Vegas fourth quarter adjusted EBITDAR increased 18.2%, or $54 million, from $297 million to $351 million, while Enterprise-wide Las Vegas fourth quarter adjusted EBITDAR margin increased 320 basis points to 37.0%.

Full Year GAAP Highlights

•	Full year net revenues increased 72.4%, or $3.52 billion, from $4.87 billion to $8.39 billion due to the inclusion of the results of CEOC and Centaur.

•	Full year net income improved $671 million, from a loss of $368 million to income of $303 million.
Full Year Enterprise-wide Highlights (Non-GAAP)

•
Enterprise-wide full year net revenues increased 2.7%, or $224 million, from $8.17 billion to $8.39 billion. Enterprise-wide full year hold adjusted net revenues increased 2.6%, or $215 million, from $8.20 billion to $8.42 billion.

•
Enterprise-wide full year adjusted EBITDAR increased 4.6%, or $102 million, from $2.21 billion to $2.31 billion. Enterprise-wide full year hold adjusted EBITDAR increased 4.1%, or $92 million, from $2.24 billion to $2.33 billion.

•	Enterprise-wide full year adjusted EBITDAR margin increased 50 basis points to 27.5%.

•
Enterprise-wide Las Vegas full year net revenues increased 2.5%, or $91 million, from $3.66 billion to $3.75 billion. Enterprise-wide Las Vegas full year adjusted EBITDAR increased 4.9%, or $64 million, from $1.30 billion to $1.36 billion, while Enterprise-wide Las Vegas full year adjusted EBITDAR margin increased 90 basis points to 36.3%.

•	Domestic marketing costs represented 20.1% of gross revenue, down 160 basis points year over year, and labor costs represented 23.6% of gross revenue, down 30 basis points year over year.
“In 2018, Caesars delivered a fourth consecutive year of higher net revenues and adjusted EBITDAR, as well as expanded margins,” said Mark Frissora, President and Chief Executive Officer of Caesars Entertainment. “Caesars’ solid performance is due in part to further labor productivity improvements and, in 2018, over $140 million of marketing efficiencies. Our casino properties, including in Las Vegas and Indiana, performed well, partially offset by the impact of new competition in Atlantic City. We also launched the first installments of our asset-lite, branding and licensing strategy by opening the Caesars Bluewaters Dubai Resort, announcing another non-gaming resort scheduled to open next year in Cabo San Lucas as well as a new tribal partnership in Northern California, and our first non-gaming hotel in the U.S., Caesars Republic, in Scottsdale, Arizona. This year, Caesars will implement more efficiency and growth initiatives, including expanded sports betting. While we will be making additional value-added investments in the business this year, including the CAESARS FORUM meeting center on the Las Vegas Strip, our financial priority over the next few years is to further de-lever the balance sheet,” he added.
Additional Developments
On November 1, 2018, the Company announced that President and Chief Executive Officer Mark P. Frissora is leaving the Company, having led a successful operational and financial transformation and established a platform for future growth. To support a seamless transition, Mr. Frissora has agreed to remain in his current role until April 30, 2019 (which the Company may extend by one month). The Compensation and Management Development Committee of the Company’s Board of Directors as well as the Chairman of the Board of Directors have retained a nationally recognized third-party search firm to identify Mr. Frissora’s successor.
On January 30, 2019, Caesars announced the rebranding of Total Rewards, the Company’s industry-leading loyalty program, to Caesars Rewards effective February 1, 2019. The new program leverages the premium Caesars brand to better connect Caesars’ elevated standard and prestige with the Company’s global destinations.
Basis of Presentation
In accordance with U.S. GAAP, the results of CEOC and certain of its U.S. subsidiaries were not consolidated with Caesars from January 15, 2015 until October 6, 2017. Additionally, Caesars deconsolidated the results of its Horseshoe Baltimore property in the third quarter of 2017. Note that certain additional non-GAAP financial measures have been added to highlight the results of the Company including CEOC. “Enterprise-wide” results reported herein include CEOC as if its results were consolidated during all periods, but remove the deconsolidated Horseshoe Baltimore property from all periods presented. On July 16, 2018, Caesars completed the acquisition of Centaur. “2018 Data Excluding Centaur” removes the post-acquisition results of Centaur from Caesars’ consolidated results. “Hold adjusted” results are adjusted to reflect the hold we achieved compared to the hold we expected. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations. The intent of the Enterprise-wide information is to illustrate certain comparable results based on the current consolidation structure. For Enterprise-wide result reconciliations by region, see the historical information supplement in the Investor Relations section of www.caesars.com.
This release also includes the indicators ADR and RevPAR. See Supplemental Information in this release for information regarding how we define ADR and RevPAR. Our definition and calculation of ADR and RevPAR may be different than the definition and calculation of similarly titled indicators presented by other companies.
Caesars also adopted ASC 606: Revenue from Contracts with Customers, effective January 1, 2018, using the full retrospective method, which requires the Company to recast each prior reporting period presented consistent with the new standard.
Financial Results
Caesars views each casino property as an operating segment and aggregates such casino properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how Caesars manages the business. The results of our reportable segments presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions among reportable segments within Caesars. “All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.

Net Revenues

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$949	$860	$89	10.3%	$3,753	$2,902	$851	29.3%
Other U.S.	1,014	888	126	14.2%	4,047	1,758	2,289	130.2%
All Other	152	153	(1)	(0.7)%	591	208	383	184.1%
Caesars	$2,115	$1,901	$214	11.3%	$8,391	$4,868	$3,523	72.4%
During the fourth quarter of 2018, net revenues improved $214 million as compared to 2017 driven primarily by a $126 million increase in Other U.S. revenues resulting from the acquisition of Centaur as well as an $89 million increase in Las Vegas revenues resulting from an additional five days of results compared to the prior year from consolidating CEOC’s portfolio, which includes Caesars Palace.

The year-over-year comparison is not meaningful due to the magnitude of consolidating the results of CEOC and Centaur.
Net Revenues - Enterprise-wide (Non-GAAP) (1)

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$949	$880	$69	7.8%	$3,753	$3,662	$91	2.5%
Other U.S.	1,014	928	86	9.3%	4,047	3,883	164	4.2%
All Other	152	162	(10)	(6.2)%	591	622	(31)	(5.0)%
Caesars	$2,115	$1,970	$145	7.4%	$8,391	$8,167	$224	2.7%
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(1) See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR, which includes a reconciliation for Enterprise-wide net revenues and adjusted EBITDAR.
During the fourth quarter of 2018, enterprise-wide net revenues improved $145 million as compared to 2017 driven primarily by an $86 million increase in Other U.S. revenues resulting from the acquisition of Centaur. Excluding Centaur, Other U.S. net revenues were $893 million for the fourth quarter of 2018, a decrease of $35 million from 2017 which is primarily due to increased competition in Atlantic City and other regions. Las Vegas net revenues increased $69 million year-over-year as the fourth quarter of 2017 was negatively impacted by the October 1 tragedy in Las Vegas. Las Vegas ADR and RevPAR increased by 6.3% and 10.9%, respectively, driving year-over-year non-gaming revenue improvement. Las Vegas occupancy was 93.8% in the quarter, up from 89.9% in 2017. All Other net revenues decreased $10 million primarily due to unfavorable hold at our international properties. Across all of our casinos, hold had a favorable impact of $16 million compared to the prior year and was $5 million to $10 million above our expectation.
During the year ended December 31, 2018, enterprise-wide net revenues improved $224 million as compared to 2017 driven primarily by a $164 million increase in Other U.S. revenues resulting from the acquisition of Centaur. Excluding Centaur, Other U.S. net revenues were $3.82 billion for the year ended December 31, 2018, a decrease of $62 million from 2017 primarily due to increased competition in Atlantic City and other regions. Las Vegas net revenues increased $91 million primarily due to increased gaming volume and higher room rates. Las Vegas ADR and RevPAR increased 2.3% and 2.1%, respectively, driving year-over-year non-gaming revenue improvement. Las Vegas occupancy remained relatively flat year-over-year. All Other net revenues decreased $31 million primarily due to unfavorable hold at our international properties. Across all of our casinos, hold had a favorable impact of $9 million compared to the prior year and was $25 million to $30 million below our expectation.
Income/(Loss) from Operations

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$181	$134	$47	35.1%	$716	$549	$167	30.4%
Other U.S.	45	76	(31)	(40.8)%	434	199	235	118.1%
All Other	(126)	(56)	(70)	(125.0)%	(411)	(211)	(200)	(94.8)%
Caesars	$100	$154	$(54)	(35.1)%	$739	$537	$202	37.6%
Enterprise-wide income/(loss) from operations is not presented as adjustments to property, plant, and equipment (“PP&E”) at emergence distorts year-over-year comparability.

During the fourth quarter of 2018, the post-acquisition results of Centaur contributed $27 million to income from operations. Excluding Centaur, income from operations decreased $81 million primarily as a result of impairments of tangible and other intangible assets of $35 million and impairments of goodwill of $43 million.
During the year ended December 31, 2018, the consolidation of CEOC’s results contributed to an increase of $219 million to income from operations while the post-acquisition results of Centaur contributed $49 million to income from operations in 2018, partially offset by a decrease of $16 million in income from operations due to the deconsolidation of Horseshoe Baltimore’s results subsequent to August 31, 2017. Excluding CEOC, Centaur and Horseshoe Baltimore, income from operations decreased $50 million primarily as a result of higher depreciation expense due to significant additions to property and equipment that began depreciating upon the completion of major renovation projects at certain Las Vegas properties in 2018 as well as higher nonrecurring charges in the current year related to lease termination costs, losses on asset sales, and acquisition costs for Centaur.
Net Income/(Loss) Attributable to Caesars

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$98	$80	$18	22.5%	$392	$484	$(92)	(19.0)%
Other U.S.	(98)	(236)	138	58.5%	(122)	(103)	(19)	(18.4)%
All Other	198	2,160	(1,962)	(90.8)%	33	(749)	782	*
Caesars	$198	$2,004	$(1,806)	(90.1)%	$303	$(368)	$671	*
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* Percentage is not meaningful.
Enterprise-wide net income/(loss) attributable to Caesars is not presented as adjustments to PP&E, debt and the financial obligation at emergence distorts year-over-year comparability.
During the fourth quarter of 2018, in addition to the $54 million decrease in income from operations discussed above, a decrease of $2.04 billion in tax benefit and a nonrecurring benefit of $322 million for restructuring and support expenses in 2017 primarily drove the year-over-year decrease in net income attributable to Caesars. In the fourth quarter of 2017, Caesars recognized a tax benefit relating to U.S. tax reform and CEOC’s emergence from bankruptcy. These were partially offset by an increase in other income of $374 million primarily due to a change in the fair value of the derivative liability related to the conversion option of CEC’s 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”) as well as a nonrecurring loss on extinguishment of debt of $215 million and a decrease in interest expense of $23 million related to the debt refinancing in 2017.
During the year ended December 31, 2018, in addition to the $202 million increase in income from operations discussed above, nonrecurring restructuring expenses of approximately $2.03 billion in 2017 primarily drove the year-over-year increase in net income/(loss) attributable to Caesars. In addition, an increase in other income of $696 million primarily due to a change in the fair value of the derivative liability related to the CEC Convertible Notes and a decrease in loss on extinguishment of debt of $231 million related to the debt refinancing in 2017 also contributed to the increase in net income/(loss) attributable to Caesars. These were partially offset by a decrease of $1.87 billion in tax benefit as a result of Caesars recognizing a tax benefit relating to U.S. tax reform and CEOC’s emergence from bankruptcy in 2017. Additionally, an increase in interest expense of $573 million primarily as a result of our failed sale-leaseback financing obligations with VICI Properties Inc. (“VICI”) that began incurring interest in the fourth quarter of 2017, a nonrecurring gain of $31 million recognized during the deconsolidation of Horseshoe Baltimore in the third quarter of 2017, and a decrease of $8 million in net (income)/loss attributable to noncontrolling interests also partially offset the increase in net income/(loss) attributable to Caesars.
Adjusted EBITDAR (1)

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$351	$291	$60	20.6%	$1,362	$1,007	$355	35.3%
Other U.S.	230	201	29	14.4%	1,014	398	616	154.8%
All Other	(14)	—	(14)	*	(68)	(44)	(24)	(54.5)%
Caesars	$567	$492	$75	15.2%	$2,308	$1,361	$947	69.6%
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(1) See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR.
* Percentage is not meaningful.

During the fourth quarter of 2018, adjusted EBITDAR improved $75 million as compared to 2017 driven primarily by a $60 million increase in Las Vegas adjusted EBITDAR resulting from an additional five days of results compared to the prior year from consolidating CEOC’s portfolio, which includes Caesars Palace, and a $29 million increase in Other U.S. adjusted EBITDAR resulting from the acquisition of Centaur.
The year-over-year comparison is not meaningful due to the magnitude of consolidating the results of CEOC and Centaur.
Adjusted EBITDAR - Enterprise-wide (Non-GAAP) (1)

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Las Vegas	$351	$297	$54	18.2%	$1,362	$1,298	$64	4.9%
Other U.S.	230	208	22	10.6%	1,014	926	88	9.5%
All Other	(14)	1	(15)	*	(68)	(18)	(50)	*
Caesars	$567	$506	$61	12.1%	$2,308	$2,206	$102	4.6%
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(1) See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR, which includes a reconciliation for Enterprise-wide net revenues and adjusted EBITDAR.
* Percentage is not meaningful.
During the fourth quarter of 2018, enterprise-wide adjusted EBITDAR increased by $61 million as compared to 2017 driven primarily by a $54 million increase in Las Vegas adjusted EBITDAR as a result of higher gaming, hotel, and food and beverage revenues. Excluding Centaur, Other U.S. adjusted EBITDAR was $191 million for the fourth quarter of 2018, a decrease of $17 million from 2017 which is primarily due to increased competition in Atlantic City and other regions. All Other adjusted EBITDAR decreased by $15 million primarily due to unfavorable hold at our international properties and an increase in expense. Across all of our casinos, hold had a favorable impact of $21 million compared to the prior year and was $5 million to $10 million above our expectations.
During the year ended December 31, 2018, enterprise-wide adjusted EBITDAR increased by $102 million as compared to 2017 driven primarily by an $88 million increase in Other U.S. adjusted EBITDAR resulting from the acquisition of Centaur. Excluding Centaur, Other U.S. adjusted EBITDAR was $943 million for the year ended December 31, 2018, an increase of $17 million from 2017 primarily due to marketing and labor efficiency improvements offset by increased competition in Atlantic City and other regions. Las Vegas adjusted EBITDAR increased by $64 million year-over-year as a result of higher gaming, hotel, and food and beverage revenues. All Other adjusted EBITDAR decreased $50 million primarily due to unfavorable hold at our international properties and an increase in expense. Across all of our casinos, hold had a favorable impact of $10 million compared to the prior year and was $18 million to $23 million below our expectations.
Cash and Available Revolver Capacity

(In millions)	December 31, 2018
Cash and cash equivalents	$1,491
Revolver capacity	1,200
Revolver capacity drawn or committed to letters of credit	(175)
Total liquidity	$2,516
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:45 p.m. Pacific Time Thursday, February 21, 2019, to discuss its fourth quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 7348255 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/events-and-presentations.

About Caesars
Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com/corporate.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “continue,” “focus,” “will,” “expect,” “believe,” “positioned,” “initiatives,” “execute,” or “strategy,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

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our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

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development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•
we may not be able to realize the anticipated benefits of our acquisition of Centaur, including anticipated benefits from introducing table games to the acquired properties, which is subject to approvals and may not occur;

•	the impact of our operating structure following CEOC’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards, (ii) third-party relations, and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	the potential difficulties in employee retention, recruitment, and motivation, including in connection with our Chief Executive Officer transition;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

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construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

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acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee and customer data;

•	access to insurance for our assets on reasonable terms; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars Entertainment disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share data)	2018	2017	2018	2017
Revenues
Casino	$1,100	$969	$4,247	$2,168
Food and beverage	392	365	1,574	982
Rooms	369	332	1,519	1,074
Other revenue	189	175	789	584
Management fees	14	12	60	12
Reimbursed management costs	51	48	202	48
Net revenues	2,115	1,901	8,391	4,868
Operating expenses
Direct
Casino	637	554	2,393	1,213
Food and beverage	283	267	1,106	693
Rooms	121	115	480	360
Property, general, administrative, and other	421	400	1,761	1,124
Reimbursable management costs	51	48	202	48
Depreciation and amortization	302	278	1,145	626
Impairment of goodwill	43	—	43	—
Impairment of tangible and other intangible assets	35	—	35	—
Corporate expense	95	73	332	202
Other operating costs	27	12	155	65
Total operating expenses	2,015	1,747	7,652	4,331
Income from operations	100	154	739	537
Interest expense	(341)	(364)	(1,346)	(773)
Gain on deconsolidation of subsidiaries	—	—	—	31
Restructuring and support expenses	—	322	—	(2,028)
Loss on extinguishment of debt	—	(215)	(1)	(232)
Other income	452	78	791	95
Income/(loss) before income taxes	211	(25)	183	(2,370)
Income tax benefit/(provision)	(13)	2,029	121	1,995
Net income/(loss)	198	2,004	304	(375)
Net (income)/loss attributable to noncontrolling interests	—	—	(1)	7
Net income/(loss) attributable to Caesars	$198	$2,004	$303	$(368)

Earnings/(loss) per share - basic and diluted
Basic earnings/(loss) per share	$0.29	$3.01	$0.44	$(1.32)
Diluted earnings/(loss) per share	0.25	2.48	0.41	(1.32)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of December 31,
(In millions)	2018	2017
Assets
Current assets
Cash and cash equivalents ($14 and $58 attributable to our VIEs)	$1,491	$2,558
Restricted cash	115	116
Receivables, net	457	494
Due from affiliates, net	6	11
Prepayments and other current assets ($6 and $2 attributable to our VIEs)	155	239
Inventories	41	39
Total current assets	2,265	3,457
Property and equipment, net ($137 and $57 attributable to our VIEs)	16,045	16,154
Goodwill	4,044	3,815
Intangible assets other than goodwill	2,977	1,609
Restricted cash	51	35
Deferred income taxes	10	2
Deferred charges and other assets ($35 and $0 attributable to our VIEs)	383	364
Total assets	$25,775	$25,436

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($41 and $3 attributable to our VIEs)	$399	$318
Accrued expenses and other current liabilities ($1 and $0 attributable to our VIEs)	1,217	1,326
Interest payable	56	38
Contract liabilities	144	129
Current portion of financing obligations	20	9
Current portion of long-term debt	164	64
Total current liabilities	2,000	1,884
Financing obligations	10,057	9,355
Long-term debt	8,801	8,849
Deferred income taxes	730	577
Deferred credits and other liabilities ($5 and $0 attributable to our VIEs)	849	1,474
Total liabilities	22,437	22,139
Stockholders’ equity
Common stock	7	7
Treasury stock	(485)	(152)
Additional paid-in capital	14,124	14,040
Accumulated deficit	(10,372)	(10,675)
Accumulated other comprehensive income/(loss)	(24)	6
Total Caesars stockholders’ equity	3,250	3,226
Noncontrolling interests	88	71
Total stockholders’ equity	3,338	3,297
Total liabilities and stockholders’ equity	$25,775	$25,436

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(In millions)	2018	2017
Cash flows from operating activities
Net income/(loss)	$304	$(375)
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Non-cash change in restructuring accrual	—	2,065
Interest accrued on financing obligations	142	27
Deferred income taxes	(145)	(1,858)
Gain on deconsolidation of subsidiaries	—	(31)
Depreciation and amortization	1,145	626
Loss on extinguishment of debt	1	232
Change in fair value of derivative liability	(697)	(64)
Stock-based compensation expense	79	43
Amortization of deferred finance costs and debt discount/premium	15	26
Provision for doubtful accounts	21	8
Impairment of goodwill	43	—
Impairment of intangible and tangible assets	35	—
Other non-cash adjustments to net income/(loss)	(28)	32
Net changes in:
Accounts receivable	14	(75)
Due from affiliates, net	5	(55)
Inventories, prepayments and other current assets	76	64
Deferred charges and other assets	(69)	(26)
Accounts payable	(78)	(4)
Interest payable	19	(35)
Accrued expenses	(101)	15
Contract liabilities	18	3
Restructuring accruals	—	(2,880)
Deferred credits and other liabilities	(6)	(63)
Other	(7)	2
Cash flows provided by/(used in) operating activities	786	(2,323)
Cash flows from investing activities
Acquisition of businesses, net of cash and restricted cash acquired	(1,578)	561
Acquisition of property and equipment, net of change in related payables	(565)	(598)
Deconsolidation of subsidiary cash	—	(57)
Consolidation of Korea Joint Venture	—	19
Payments to acquire certain gaming rights	(20)	—
Payments to acquire investments	(22)	(12)
Proceeds from the sale and maturity of investments	43	33
Other	7	(1)
Cash flows used in investing activities	(2,135)	(55)

	Years Ended December 31,
(In millions)	2018	2017
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	1,167	7,550
Debt issuance and extension costs and fees	(5)	(288)
Repayments of long-term debt and revolving credit facilities	(1,130)	(7,846)
Proceeds from sale-leaseback financing arrangement	745	1,136
Proceeds from the issuance of common stock	6	11
Repurchase of common stock	(311)	—
Distribution of CIE sale proceeds	—	(63)
Taxes paid related to net share settlement of equity awards	(22)	(11)
Financing obligation payments	(173)	(54)
Contributions from noncontrolling interest owners	20	—
Distributions to noncontrolling interest owners	—	(6)
Cash flows provided by financing activities	297	429

Net decrease in cash, cash equivalents, and restricted cash	(1,052)	(1,949)
Cash, cash equivalents, and restricted cash, beginning of period	2,709	4,658
Cash, cash equivalents, and restricted cash, end of period	$1,657	$2,709

Supplemental Cash Flow Information
Cash paid for interest	$1,169	$749
Cash paid for income taxes	8	7
Non-Cash Settlement of Accrued Restructuring and Support Expenses
Issuance of convertible notes and call right	—	2,349
Issuance of CEC common stock	—	3,435
Other non-cash investing and financing activities:
Change in accrued capital expenditures	149	(6)
Deferred consideration for acquisition of Centaur	66	—

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
Average daily rate (“ADR”) is calculated as the cash or comp revenue recognized during the period divided by the corresponding rooms occupied. Total ADR is calculated as total room revenue divided by total rooms occupied.
Revenue per available room (“RevPar”) is calculated as the total room revenue recognized during the period divided by total room nights available for the period.
Property earnings before interest, taxes, depreciation and amortization, and rent (“EBITDAR”) is presented as a measure of the Company’s performance. Property EBITDAR is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation.
In evaluating property EBITDAR you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of property EBITDAR should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDAR is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDAR may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDAR is included because management uses property EBITDAR to measure performance and allocate resources, and believes that property EBITDAR provides investors with additional information consistent with that used by management.
Adjusted EBITDAR is defined as EBITDAR further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDAR provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues. Adjusted EBITDAR margin is included because management uses adjusted EBITDAR margin to measure performance and allocate resources, and believes that adjusted EBITDAR margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDAR and adjusted EBITDAR margin may not be comparable to other similarly titled measures of other companies.
In addition, we present adjusted EBITDAR, further adjusted to (i) show the impact on the period of the hold we achieved versus the hold we expected and (ii) exclude the results of Centaur. Management believes presentation of this further adjusted information allows a better understanding of the materiality of those impacts relative to the Company’s overall performance.
The following tables reconcile net income/(loss) attributable to Caesars Entertainment Corporation to property EBITDAR and adjusted EBITDAR for the periods indicated and reconcile hold adjusted results and results excluding Centaur.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended December 31, 2018				Three Months Ended December 31, 2017
(Dollars in millions)	Las Vegas	Other U.S.	All Other (g)	CEC	Las Vegas	Other U.S.	All Other (g)	CEC
Net income/(loss) attributable to Caesars	$98	$(98)	$198	$198	$80	$(236)	$2,160	$2,004
Net income/(loss) attributable to noncontrolling interests	—	1	(1)	—	—	—	—	—
Income tax (benefit)/provision	—	—	13	13	—	(2)	(2,027)	(2,029)
Restructuring and support expenses (a)	—	—	—	—	—	177	(499)	(322)
Loss on extinguishment of debt	—	—	—	—	—	1	214	215
Other (income)/losses (b)	1	—	(453)	(452)	(3)	—	(75)	(78)
Interest expense [1]	82	142	117	341	57	136	171	364
Depreciation and amortization [2]	159	130	13	302	143	120	15	278
Impairment of goodwill	—	17	26	43	—	—	—	—
Impairment of tangible and other intangible assets	—	26	9	35	—	—	—	—
Corporate expense	—	—	95	95	—	—	73	73
Other operating costs (c)	10	8	9	27	8	—	4	12
Property EBITDAR	350	226	26	602	285	196	36	517
Corporate expense	—	—	(95)	(95)	—	—	(73)	(73)
Stock-based compensation expense (d)	2	3	19	24	2	2	13	17
Other items (e)	(1)	1	36	36	4	3	24	31
Adjusted EBITDAR	$351	$230	$(14)	$567	$291	$201	$—	$492

Net revenues	$949	$1,014	$152	$2,115	$860	$888	$153	$1,901
Adjusted EBITDAR margin (f)	37.0%	22.7%	(9.2)%	26.8%	33.8%	22.6%	—%	25.9%

Interest expense on debt	$—	$2	$112	$114	$—	$6	$169	$175
Interest expense on financing obligations	82	140	5	227	57	130	2	189
[1]Interest expense	$82	$142	$117	$341	$57	$136	$171	$364

Cash payments on financing obligations (incl. principal)	$72	$162	$—	$234	$63	$151	$—	$214

Depreciation and amortization expense	$111	$63	$13	$187	$98	$47	$15	$160
Depreciation on failed sale-leaseback assets	48	67	—	115	45	73	—	118
[2]Depreciation and amortization	$159	$130	$13	$302	$143	$120	$15	$278

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Year Ended December 31, 2018				Year Ended December 31, 2017
(Dollars in millions)	Las Vegas	Other U.S.	All Other (g)	CEC	Las Vegas	Other U.S.	All Other (g)	CEC
Net income/(loss) attributable to Caesars	$392	$(122)	$33	$303	$484	$(103)	$(749)	$(368)
Net income/(loss) attributable to noncontrolling interests	—	2	(1)	1	—	(7)	—	(7)
Income tax benefit	—	—	(121)	(121)	—	(2)	(1,993)	(1,995)
Gain on deconsolidation of subsidiary	—	—	—	—	—	(31)	—	(31)
Restructuring and support expenses (a)	—	—	—	—	—	177	1,851	2,028
Loss on extinguishment of debt	—	—	1	1	4	13	215	232
Other income (b)	(3)	(2)	(786)	(791)	(4)	(1)	(90)	(95)
Interest expense [1]	327	556	463	1,346	65	153	555	773
Depreciation and amortization [2]	582	501	62	1,145	420	186	20	626
Impairment of goodwill	—	17	26	43	—	—	—	—
Impairment of tangible and other intangible assets	—	26	9	35	—	—	—	—
Corporate expense	—	—	332	332	—	—	202	202
Other operating costs (c)	52	21	82	155	25	3	37	65
Property EBITDAR	1,350	999	100	2,449	994	388	48	1,430
Corporate expense	—	—	(332)	(332)	—	—	(202)	(202)
Stock-based compensation expense (d)	8	10	61	79	4	3	36	43
Other items (e)	4	5	103	112	9	7	74	90
Adjusted EBITDAR	$1,362	$1,014	$(68)	$2,308	$1,007	$398	$(44)	$1,361

Net revenues	$3,753	$4,047	$591	$8,391	$2,902	$1,758	$208	$4,868
Adjusted EBITDAR margin (f)	36.3%	25.1%	(11.5)%	27.5%	34.7%	22.6%	(21.2)%	28.0%

Interest expense on debt	$2	$4	$451	$457	$8	$23	$553	$584
Interest expense on financing obligations	325	552	12	889	57	130	2	189
[1]Interest expense	$327	$556	$463	$1,346	$65	$153	$555	$773

Cash payments on financing obligations (incl. principal)	$248	$477	$—	$725	$63	$151	$—	$214

Depreciation and amortization expense	$383	$210	$62	$655	$375	$113	$20	$508
Depreciation on failed sale-leaseback assets	199	291	—	490	45	73	—	118
[2]Depreciation and amortization	$582	$501	$62	$1,145	$420	$186	$20	$626

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - 2018 DATA EXCLUDING CENTAUR
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2018
(Dollars in millions)	CEC	Less: Centaur	CEC Excluding Centaur	Las Vegas	Other U.S.	All Other (g)	CEC Excluding Centaur
Net income/(loss) attributable to Caesars	$198	$(27)	$171	$98	$(125)	$198	$171
Net income/(loss) attributable to noncontrolling interests	—	—	—	—	1	(1)	—
Income tax provision	13	—	13	—	—	13	13
Other (income)/losses (b)	(452)	—	(452)	1	—	(453)	(452)
Interest expense	341	—	341	82	142	117	341
Depreciation and amortization	302	(10)	292	159	120	13	292
Impairment of goodwill	43	—	43	—	17	26	43
Impairment of tangible and other intangible assets	35	—	35	—	26	9	35
Corporate expense	95	—	95	—	—	95	95
Other operating costs (c)	27	(2)	25	10	6	9	25
Property EBITDAR	602	(39)	563	350	187	26	563
Corporate expense	(95)	—	(95)	—	—	(95)	(95)
Stock-based compensation expense (d)	24	—	24	2	3	19	24
Other items (e)	36	—	36	(1)	1	36	36
Adjusted EBITDAR	$567	$(39)	$528	$351	$191	$(14)	$528

Net revenues	$2,115	$(121)	$1,994	$949	$893	$152	$1,994
Adjusted EBITDAR margin (f)	26.8%	32.2%	26.5%	37.0%	21.4%	(9.2)%	26.5%

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - 2018 DATA EXCLUDING CENTAUR
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Year Ended December 31, 2018			Year Ended December 31, 2018
(Dollars in millions)	CEC	Less: Centaur	CEC Excluding Centaur	Las Vegas	Other U.S.	All Other (g)	CEC Excluding Centaur
Net income/(loss) attributable to Caesars	$303	$(49)	$254	$392	$(171)	$33	$254
Net income/(loss) attributable to noncontrolling interests	1	—	1	—	2	(1)	1
Income tax benefit	(121)	—	(121)	—	—	(121)	(121)
Loss on extinguishment of debt	1	—	1	—	—	1	1
Other income (b)	(791)	—	(791)	(3)	(2)	(786)	(791)
Interest expense	1,346	—	1,346	327	556	463	1,346
Depreciation and amortization	1,145	(18)	1,127	582	483	62	1,127
Impairment of goodwill	43	—	43	—	17	26	43
Impairment of tangible and other intangible assets	35	—	35	—	26	9	35
Corporate expense	332	—	332	—	—	332	332
Other operating costs (c)	155	(4)	151	52	17	82	151
Property EBITDAR	2,449	(71)	2,378	1,350	928	100	2,378
Corporate expense	(332)	—	(332)	—	—	(332)	(332)
Stock-based compensation expense (d)	79	—	79	8	10	61	79
Other items (e)	112	—	112	4	5	103	112
Adjusted EBITDAR	$2,308	$(71)	$2,237	$1,362	$943	$(68)	$2,237

Net revenues	$8,391	$(226)	$8,165	$3,753	$3,821	$591	$8,165
Adjusted EBITDAR margin (f)	27.5%	31.4%	27.4%	36.3%	24.7%	(11.5)%	27.4%

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - ENTERPRISE-WIDE 2017 DATA
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2017
(Dollars in millions)	CEC	CEOC	Enterprise-wide	Las Vegas	Other U.S.	All Other (g)	Enterprise-wide
Net income/(loss) attributable to Caesars	$2,004	$9,884	$11,888	$(2,381)	$(3,562)	$17,831	$11,888
Net income/(loss) attributable to noncontrolling interests	—	(19)	(19)	—	(21)	2	(19)
Net income from discontinued operations	—	(26)	(26)	—	—	(26)	(26)
Income tax benefit	(2,029)	(6)	(2,035)	—	(2)	(2,033)	(2,035)
Restructuring and support expenses (a)	(322)	(9,835)	(10,157)	2,467	3,529	(16,153)	(10,157)
Loss on extinguishment of debt	215	—	215	—	1	214	215
Other income (b)	(78)	—	(78)	(2)	(1)	(75)	(78)
Interest expense	364	15	379	57	136	186	379
Depreciation and amortization	278	2	280	144	121	15	280
Corporate expense	73	1	74	—	—	74	74
Other operating costs (c)	12	(1)	11	7	2	2	11
Property EBITDAR	517	15	532	292	203	37	532
Corporate expense	(73)	(1)	(74)	—	—	(74)	(74)
Stock-based compensation expense (d)	17	1	18	2	3	13	18
Other items (e)	31	(1)	30	3	2	25	30
Adjusted EBITDAR	$492	$14	$506	$297	$208	$1	$506

Net revenues	$1,901	$69	$1,970	$880	$928	$162	$1,970
Adjusted EBITDAR margin (f)	25.9%	20.3%	25.7%	33.8%	22.4%	0.6%	25.7%

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - ENTERPRISE-WIDE 2017 DATA
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Year Ended December 31, 2017				Year Ended December 31, 2017
(Dollars in millions)	CEC	CEOC	Less: Baltimore	Enterprise-wide	Las Vegas	Other U.S.	All Other (g)	Enterprise-wide
Net income/(loss) attributable to Caesars	$(368)	$10,208	$6	$9,846	$(1,781)	$(3,034)	$14,661	$9,846
Net income/(loss) attributable to noncontrolling interests	(7)	(13)	7	(13)	—	(15)	2	(13)
Net income from discontinued operations	—	(26)	—	(26)	—	—	(26)	(26)
Income tax (benefit)/provision	(1,995)	12	—	(1,983)	—	1	(1,984)	(1,983)
Gain on deconsolidation of subsidiary	(31)	—	—	(31)	—	(31)	—	(31)
Restructuring and support expenses (a)	2,028	(9,755)	—	(7,727)	2,467	3,533	(13,727)	(7,727)
Loss on extinguishment of debt	232	—	(12)	220	4	1	215	220
Other income (b)	(95)	(18)	—	(113)	(4)	(2)	(107)	(113)
Interest expense	773	186	(18)	941	67	162	712	941
Depreciation and amortization	626	267	(20)	873	502	295	76	873
Corporate expense	202	80	—	282	—	—	282	282
Other operating costs (c)	65	(16)	—	49	29	9	11	49
Property EBITDAR	1,430	925	(37)	2,318	1,284	919	115	2,318
Corporate expense	(202)	(80)	—	(282)	—	—	(282)	(282)
Stock-based compensation expense (d)	43	—	—	43	4	3	36	43
Other items (e)	90	39	(2)	127	10	4	113	127
Adjusted EBITDAR	$1,361	$884	$(39)	$2,206	$1,298	$926	$(18)	$2,206

Net revenues	$4,868	$3,480	$(181)	$8,167	$3,662	$3,883	$622	$8,167
Adjusted EBITDAR margin (f)	28.0%	25.4%	21.5%	27.0%	35.4%	23.8%	(2.9)%	27.0%
____________________

(a)	Amounts primarily represent CEC’s costs in connection with the restructuring of CEOC.

(b)
Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(c)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties, lease termination costs, gains and losses on asset sales, weather related property closure costs, demolition costs primarily at our Las Vegas properties for renovations, and project opening costs.

(d)	Amounts represent stock-based compensation expense related to shares, stock options, restricted stock units, and performance stock units granted to the Company’s employees.

(e)
Amounts include other add-backs and deductions to arrive at Adjusted EBITDAR but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses for IT transformation, severance and relocation costs, litigation awards and settlements, permit remediation costs, and costs associated with CEOC’s restructuring and related litigation.

(f)	Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues.

(g)	Amounts include eliminating adjustments and other adjustments to reconcile to consolidated CEC and Enterprise-wide adjusted EBITDAR.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATIONS OF ENTERPRISE-WIDE HOLD ADJUSTED REVENUE AND HOLD ADJUSTED EBITDAR

	Year Ended December 31, 2018			Year Ended December 31, 2017
(Dollars in millions)	Enterprise-wide	Unfavorable Hold	Hold Adjusted Enterprise-wide	Enterprise-wide	Unfavorable Hold	Hold Adjusted Enterprise-wide	$ Change	% Change
Net revenues	$8,391	$28	$8,419	$8,167	$37	$8,204	$215	2.6%
Adjusted EBITDAR	2,308	20	2,328	2,206	30	2,236	92	4.1%